exhibit 99.1


                             NEWS FROM ESCO TECHNOLOGIES INC.


For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                               (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277
                      ESCO ANNOUNCES THIRD QUARTER RESULTS
                            AND A 2 FOR 1 STOCK SPLIT

     St. Louis, MO, August 9, 2005 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fiscal 2005 third quarter ended June 30, 2005, along with a 2 for 1 stock split.

Third  Quarter  Summary

     Net earnings for the fiscal 2005 third quarter were $12.4 million, or $0.95 per share compared to net earnings of $12.0 million, or $0.90 per share in the third quarter of fiscal 2004. The fiscal 2005 third quarter operating results were impacted by:

     o An effective tax rate of 15.7 percent, primarily resulting from the true-up of the prior year estimated foreign sourced income. Absent this adjustment, the fiscal 2005 third quarter effective tax rate would have been 33 percent, which is lower than the previously communicated estimated tax rate of
37.5 percent due to a significant increase in fiscal 2005 third quarter foreign sourced income. The difference between the 15.7 percent actual tax rate and the 33 percent tax rate approximated $0.20 per share in the quarter. The specifics of the tax rate are explained below in the "Effective Tax Rate" section of this release.

     o Approximately $1.6 million in sales, and $1.0 million of pretax earnings, resulting from a termination and settlement of a supply agreement with a medical device customer at Filtertek.

     o Approximately $0.8 million of pretax charges related to the write-off of certain patents and licenses resulting from Management's decision to abandon a sensor development program at PTI. This write-off was recorded as an asset impairment charge.


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

     Add One

     o Approximately $0.8 million of additional Selling, General and Administrative expenses (SG&A) incurred in the Communications segment primarily relating to additional engineering, marketing and new product development efforts being expended.

     o Approximately $0.3 million of additional professional fees incurred related to the implementation of Sarbanes-Oxley compliance.

          The fiscal 2004 third quarter results included a net gain from discontinued operations of $0.8 million, or $0.06 per share. Excluding the effect of discontinued operations, prior year third quarter "Operational" net earnings as defined in earlier releases were $11.2 million, or $0.84 per share.

Year-To-Date Summary
--------------------

     Net earnings for the first nine months of fiscal 2005 were $33.4 million, or $2.54 per share compared to net earnings of $23.6 million, or $1.77 per share for the first nine months of fiscal 2004. The fiscal 2005 year-to-date operating results were impacted by:

     O    The fiscal  2005 third  quarter  effective tax rate of 15.7 percent.

     o The fiscal 2005 third quarter termination and settlement of a supply agreement with a medical device customer at Filtertek.

     o The fiscal 2005 third quarter write-off of certain patents and licenses related to the sensor development program at PTI.

     o Approximately $3.6 million of additional Selling, General and Administrative expenses (SG&A) incurred in the Communications segment primarily relating to additional engineering, marketing and new product development efforts being expended.

     o Approximately $0.8 million of additional professional fees incurred related to the implementation of Sarbanes-Oxley compliance.

     The fiscal 2004 year-to-date results included a net loss from discontinued operations of ($1.8) million, or ($0.14) per share, and the after-tax charges related to the exit and shutdown of the Puerto Rican facility of ($1.0) million, or ($0.08) per share. Excluding these items, prior year first nine months "Operational" earnings as defined in earlier releases were $26.4 million, or $1.98 per share.

     A reconciliation of the fiscal 2004 GAAP reported earnings to "Operational" earnings is included in the Exhibits attached to this release. The Company believes that the presentation of fiscal 2004 "Operational" earnings provides meaningful additional insight into the Company's performance.

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     Add Two

     Sales
     -----

     Fiscal 2005 third quarter sales were $108.8 million compared to third quarter 2004 sales of $107.9 million. Fiscal 2005 year-to-date sales of $319.3 million were $12.8 million, or 4 percent higher than 2004 year-to-date sales of $306.5 million. Favorable foreign currency values resulted in approximately $0.9 million and $3.2 million of the sales increases realized in the 2005 third quarter and year-to-date periods, respectively.

     On a segment basis for the fiscal 2005 third quarter, Communications sales decreased 16 percent; Filtration / Fluid Flow ("Filtration") sales increased 2 percent; and Test sales increased 24 percent as compared to the prior year period. Year-to-date, fiscal 2005 Communications sales increased 2 percent; Filtration sales increased 3 percent; and Test sales increased 9 percent as compared to the first nine months of fiscal 2004.

     Communications segment sales decreased $6.1 million in the third quarter of fiscal 2005 compared to the third quarter of fiscal 2004 as a result of the following items: sales to Puerto Rico Electric Power Authority (PREPA) were $3.2 million lower in the current period; sales in the prior year third quarter included deliveries to Bangor Hydro ($2.8 million) and Idaho Power ($1.9 million) which were not repeated in the current period; partially offset by higher shipments of Comtrak's SecurVision video security products, which generated $2.3 million in sales during the third quarter of 2005 versus $1.0 million of sales in the 2004 third quarter. DCSI's sales to electric utility cooperative customers (COOP) were approximately $23 million in both the third quarter of fiscal 2005 and 2004. The year-to-date sales increase of $1.8 million includes an $11 million increase of SecurVision product deliveries ($12.9 million versus $1.9 million), offset by a reduction in sales to PPL Electric Utilities Corporation (PPL) of $18.7 million ($1.9 million versus $20.6 million).

     Filtration segment sales increased $0.7 million during the third quarter of fiscal 2005 due to the following items: $1.6 million of sales resulting from the above mentioned settlement and termination of a supply agreement for a medical device customer at Filtertek; $1.1 million of additional shipments of commercial and military aerospace products at PTI; partially offset by a $1.1 million decrease in defense spares shipments at VACCO; and lower automotive shipments at Filtertek. Year-to-date, Filtration segment sales increased primarily due to $4.1 million of additional volume of commercial and military aerospace products at PTI.

     Test segment sales increased during the third quarter and year-to-date periods of 2005 due to higher component sales, additional test chamber installations, the completion of several government shielding projects, the achievement of certain revenue milestones on the large Boeing contract, and higher sales recorded at the Company's Asian operations. These increases

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-

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Add Three

were partially offset by a $3.3 million decrease in sales in the third quarter of fiscal 2005, and a $6.4 million decrease in the year-to-date period of 2005 at the Company's European operations resulting from the fiscal 2004 completion of two large test chamber installations.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     Although fiscal 2005 third quarter sales increased in total, the sales mix changed reflecting decreased sales in Communications, which were replaced by higher sales in the Test segment. As a result, fiscal 2005 third quarter EBIT decreased by $3.8 million as compared to the fiscal 2004 third quarter.

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the third quarter of fiscal 2005 included the following.

     In the Communications segment, EBIT for the 2005 third quarter was lower than the prior year period the decreased sales volume of AMR products noted above, and due to an $0.8 million increase in SG&A expenses relating to additional engineering, marketing and new product development efforts being expended to further differentiate DCSI's technology and enhance its competitive position. EBIT for the year-to-date 2005 period was higher than prior year primarily due to the additional profit associated with the increased sales volume of SecurVision products.

     In the Filtration segment, EBIT was lower during the 2005 third quarter primarily due to an $0.8 million asset impairment charge related to the abandonment of a sensor development program at PTI. The Company ended its development efforts on this program after it determined that the market was not developing as quickly as anticipated and the future costs and timeframe to fully commercialize the product were not acceptable. Filtertek's current-year EBIT was favorably impacted by $1.0 million in the third quarter and $1.9 million year-to-date as a result of the termination of a supply agreement with a medical device customer. This settlement was offset by $1 million reduction in EBIT realized during the third quarter of 2005 at VACCO resulting from the decreased sales of defense spares. The 2004 year-to-date EBIT in the Filtration segment was negatively impacted by the exit and move costs incurred and the inefficiencies being absorbed at Filtertek during the first six months of fiscal 2004 as a result of operating in both the Puerto Rico and Juarez facilities.

     In the Test segment, EBIT dollars increased in the third quarter and year-to-date periods of 2005 due to the additional sales volume and changes in sales mix resulting from additional large chamber projects which carry lower margins as compared to component products. In addition, EBIT was negatively impacted in 2005 as a result of significantly higher installation costs incurred during fiscal 2005 on government-shielding projects located in volatile areas of the world, and higher costs of steel and copper.

     The Corporate office operating expenses were slightly higher in the third quarter of fiscal 2005 resulting from additional professional fees incurred related to Sarbanes-Oxley requirements.

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

Add Four

     EBIT from continuing operations for the prior year periods was affected by certain charges which are presented in detail in the financial Exhibits attached at the end of this release.

     For fiscal 2004 year-to-date, the pretax charges in continuing operations related to these items were $1.3 million. These items are included in "Earnings before income taxes" in the Exhibits.

Effective Tax Rate
------------------

     During the third quarter of fiscal 2005, the Company had an effective tax rate of 15.7 percent versus our previous expectations of 37.5 percent. The decrease in the third quarter tax rate was primarily driven by: a true-up of the estimated prior year foreign sourced income which was finalized during the book-to-tax reconciliation generated in the course of filing the Corporate tax return in June; an adjustment to the current year tax provision resulting from higher foreign sourced pretax income (including the June 2005 settlement reached with the medical device customer in Ireland); and a favorable state tax rate adjustment. The majority of the rate adjustment resulted from DCSI pretax income sourced in Puerto Rico. The fiscal 2005 third quarter tax rate, absent the true-up of the prior year foreign sourced income, would have been approximately 33 percent.

New Orders
----------

     New orders received were $106.2 million and $96.6 million in the third quarter of fiscal 2005 and 2004, respectively, and $321.6 million and $291.7 million for the nine-month periods of fiscal 2005 and 2004, respectively, resulting in a backlog of $251.4 million at June 30, 2005. New orders received in the third quarter of fiscal 2005 compared to the third quarter of fiscal 2004, respectively, were: in Filtration, $39.2 million and $40.3 million; in Communications, $37.4 million and $31.8 million; and in Test were $29.6 million and $24.6 million.

Cash Flow
---------

     The Company generated $9.3 million and $33.8 million of free cash flow during the third quarter and year-to-date periods ended June 30, 2005, respectively. Free cash flow is defined as "Net Cash Provided by Operating Activities" less "Capital Expenditures." For a reconciliation of free cash flow, see the Exhibits attached to this release.

Stock Split
-----------

     The Board of Directors declared a 2 for 1 split of the Company's stock to be effected in the form of a 100 percent stock dividend payable September 23, 2005 to shareholders of record on September 9, 2005. The stock dividend will be distributed by the Company's transfer agent, Registrar and Transfer Company.

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Add Five

Stock Repurchase Program
------------------------

     No shares were repurchased during the third quarter of fiscal 2005. The Company spent $24.9 million during the first quarter of fiscal 2005 to repurchase 335,000 shares of its outstanding stock under its existing stock repurchase program. As of June 30, 2005, approximately 575,000 shares remain available for repurchase by the Company under the current program, which expires September 30, 2006.

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "Operationally, our third quarter results were generally in line with our expectations with the exception of the Communications segment where approximately $1.2 million of expected sales and the associated profit shifted from the third quarter to the fourth quarter. The clear highlight of the third quarter was the progress we made in expanding our opportunities in the
Investor-Owned Utility (IOU) market. As previously announced, we received a contract from TXU Electric Delivery (TXU) to cover an additional 265,000 endpoints, and we were selected by Pacific Gas and Electric Company (PG&E) as the single solution for all of PG&E's electric customers as part of its proposed Advanced Metering Infrastructure (AMI) project. We are under way on the TXU program and it is our hope that the performance and economies we deliver through our TWACS system will encourage TXU to further expand its deployment of our product. In the case of the PG&E program, we are actively working with the customer to finalize a contract. In addition to finalizing a contract, the program is also subject to Regulatory and Board approvals. If we are successful in advancing these two IOU projects, we should see significant incremental sales and profit contributions beginning in the second half of fiscal 2006.

     "In terms of the current market and operating environments for our businesses, we are seeing a wide range of conditions.

     "In Filtration, while the commercial aerospace market has improved, our defense spares business is declining given the changing nature of activity in the Middle East. The demand in the automotive markets we serve has been soft, and taken together with higher raw material prices and our competitors' response to the softness, we are in a challenging position in spite of the actions we have taken to relocate our production to lower cost facilities. While we are not without opportunities in Filtration, in the near term we expect continued market pressure and a difficult operating environment.

     "In Communications, we remain encouraged by the activity in the Automatic Meter Reading (AMR) market. While we are seeing a somewhat higher level of competition in the COOP space, I think we are well positioned to respond both in terms of the functionality we
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

 Add Six

deliver and the opportunities we have to further reduce our costs. The IOU markets remain active and the competitive landscape is unchanged. We are continuing to increase our investments in the AMR business to expand our presence through new or enhanced products and to service the increased volume we anticipate.

     "In the Test segment, the overall market remains strong and we continue to regard Asia as our best opportunity for growth. The investments we have made in both Japan and China are delivering results beyond what we initially expected. In particular, during the third quarter we received a $4.2 million contract in Japan from Mitsubishi Motors to provide a turnkey EMC test facility. Also in the third quarter, we completed a state of the art shielded multi-purpose anechoic chamber at the Telecommunications Metrology Center (TMC) in Beijing. The TMC is the regulatory body responsible for all mobile and network equipment standards development in China, and as such, we consider both our selection and the chamber performance as significant in the context of further expanding our business in China.

     "Across our businesses, while we have pockets that are challenging, we believe we have more opportunity than risk. The entire ESCO team is committed to dealing with the challenges and is focused on capitalizing on the opportunities."

     Mr. Richey concluded, "As indicated in the headline of this release, the Board of Directors today approved a split of the Company's stock. Our decision to effect the split was based not only on our optimism about our long-term outlook but also our belief that the split will both broaden our shareholder base and enhance the marketability of our shares."

Fiscal 2005 Business Outlook
----------------------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

 Revenues
 --------

     Management expects the aggregate revenues to be up slightly for the fourth quarter of fiscal 2005 compared to the third quarter of fiscal 2005 as presented above. On a segment basis, Filtration revenues should be in the range of $40 million to $42 million, down from the third quarter of fiscal 2005 which included the $1.6 million in revenue from the medical device settlement. Test revenues should be in the range of $30 million to $32 million dependent upon the timing of the completion of certain chamber projects in process. Communications revenues are expected to increase in the fourth quarter and should be in the range of $35 million to $37 million.

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Add Seven

EBIT
----

     Management expects the aggregate EBIT to be up slightly for the fourth quarter of fiscal 2005 compared to the third quarter of fiscal 2005. On a segment basis, Filtration EBIT should be in the range of $4.5 million to $5.5 million, a decrease from the $5.9 million recorded in the third quarter of fiscal 2005 which included the $1 million profit contribution from the medical device settlement. Test EBIT should be in the range of $2.7 million to $3.2 million, and in Communications, EBIT should be in the range of $9.5 million to $10.5 million.

  Corporate operating expenses are expected to be slightly lower than the third quarter fiscal 2005 amounts.

     EBIT for the fourth quarter of fiscal 2005 is expected to be lower than the fiscal 2004 fourth quarter primarily as a result of lower sales within the Communications segment related to Bangor Hydro and PREPA, and lower sales of defense spares products at Vacco.

Earnings Per Share
------------------

     Management anticipates fourth quarter fiscal 2005 EPS to be in the range of $0.75 to $0.78 per share. The resulting fiscal year EPS is expected to be $3.29 to $3.32 per share, which increased from our previous range of $3.10 to $3.20 per share, as a result of the lower effective tax rate for fiscal 2005.

     As a result of the lower tax rate realized in the third quarter of fiscal 2005, the effective tax rate for the fourth quarter and full year of fiscal 2005 is expected to be approximately 37 percent and 32.5 percent, respectively, compared to the previous expectation of 37.5 percent.

Other Matters
-------------

     At the end of August, ESCO will be relocating its corporate headquarters to a nearby and smaller facility in St. Louis. The new location is expected to reduce the Company's lease and operating expenses over the next several years.

     Effective September 1, 2005, the new address will be 9900A Clayton Road, St. Louis, Missouri, 63124. All telephone and fax numbers will remain the same.

Conference Call
---------------

     The Company will host a conference call today, August 9, at 9:30 a.m., Central Time, to discuss the Company's third quarter operating results. A live audio webcast will be available on the Company's Web site at www.escotechnologies.com. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available for seven days on the Company's website noted above or by phone (dial 1-888-203-1112 and enter the pass code 4889050).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding future revenues and the level of revenue contributions from each segment, potential customer contracts, further deployment of our

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Add Eight

TWACS system by TXU, the Company's successful negotiation and receipt of a contract with PG&E, growth in the AMR market, the success of cost reduction efforts, fiscal 2005 corporate operating expenses, the fiscal 2005 effective tax rate, future fiscal 2005 results, earnings, sales and profit contributions from IOU projects, revenue growth, EBIT margins, EPS, long term success of the Company, expected results of the stock split, and other written and oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: actions by the California Public Utility Commission or PG&E's Board of Directors impacting PG&E's AMI projects; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.

                               - tables attached -

Add Nine

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                           Three Months Ended
                                           ------------------
                                              June 30, 2005
                                              -------------


Net Sales                                      $ 108,800
Cost and Expenses:
  Cost of sales                                   71,911
  Asset impairment                                   790
  SG&A                                            21,722
  Interest (income) expense                         (534)
  Other (income) expenses, net                       198
                                                     ---
    Total costs and expenses                      94,087
                                                  ------

Earnings before income taxes                      14,713
Income taxes                                       2,312
                                                   -----

    Net earnings                               $  12,401
                                               =========

Earnings per share:
  Basic
    Net earnings                               $    0.98
                                               =========

  Diluted
    Net earnings                               $    0.95
                                               =========

Average common shares O/S:
  Basic                                           12,712
                                                  ======
  Diluted                                         13,094
                                                  ======




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Add Ten

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                   Three Months Ended June 30, 2004
                                   --------------------------------

                                                            (1)
                                   GAAP        Adj.    "Operational"
                                   ----        ----    -------------

Net Sales                        $107,911                 107,911
Cost and Expenses:
  Cost of sales                    70,125                  70,125
  SG&A                             19,670                  19,670
  Interest (income) expense          (129)                   (129)
  Other (income) expenses, net         71                      71
                                       --       ----           --
     Total costs and expenses      89,737                  89,737
                                   ------       ----       ------

Earnings before income taxes       18,174                  18,174
Income taxes                        6,958                   6,958
                                    -----       ----        -----

  Net earnings from
   continuing operations           11,216                  11,216

Loss from discontinued
  operations, net of tax           (1,100)    1,100  (2)       --

Gain on sale of discontinued
  operations, net of tax            1,925    (1,925) (2)       --
                                    -----    ------            --

  Net earnings from
    discontinued operations           825      (825)           --

  Net earnings                   $ 12,041      (825)       11,216
                                 ========      ====        ======

Earnings per share:
  Basic
    Net earnings from
     continuing operations       $   0.87                    0.87
    Net earnings from
     discontinued operations         0.06                    0.00
                                     ----                    ----
    Net earnings                 $   0.93                    0.87
                                 ========                    ====

  Diluted
    Net earnings from
     continuing operations       $   0.84                    0.84
    Net earnings from
     discontinued operations         0.06                    0.00
                                     ----                    ----
    Net earnings                 $   0.90                    0.84
                                 ========                    ====

Average common shares O/S:
  Basic                            12,938                  12,938
                                   ======                  ======
  Diluted                          13,315                  13,315
                                   ======                  ======

 (1) Represents results on an adjusted basis, after removing the item described below in (2).
 (2) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations."

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Add Eleven
                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                            Nine Months Ended
                                            -----------------
                                              June 30, 2005
                                              -------------


Net Sales                                       $ 319,335
Cost and Expenses:
  Cost of sales                                   209,409
  Asset impairment                                    790
  SG&A                                             62,804
  Interest (income) expense                        (1,317)
  Other (income) expenses, net                       (492)
                                                     ----
    Total costs and expenses                      271,194
                                                  -------

Earnings before income taxes                       48,141
Income taxes                                       14,790
                                                   ------

  Net earnings                                  $  33,351
                                                =========

Earnings per share:
  Basic
    Net earnings                                $    2.62
                                                =========

  Diluted
    Net earnings                                $    2.54
                                                =========

Average common shares O/S:
  Basic                                            12,721
                                                   ======
  Diluted                                          13,113
                                                   ======




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Add Twelve

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                 Nine Months Ended June 30, 2004
                                 -------------------------------

                                                            (1)
                                   GAAP        Adj.    "Operational"
                                   ----        ----    -------------

Net Sales                        $306,477                 306,477
Cost and Expenses:
  Cost of sales                   207,175                 207,175
  SG&A                             57,549      (470) (2)   57,079
  Interest (income) expense          (648)                   (648)
  Other (income) expenses, net      1,199      (860) (3)      339
                                    -----      ----           ---
     Total costs and expenses     265,275    (1,330)      263,945
                                  -------    ------       -------

Earnings before income taxes       41,202     1,330        42,532
Income taxes                       15,833       305  (4)   16,138
                                   ------       ---        ------

  Net earnings from
   continuing operations           25,369     1,025        26,394

Loss from discontinued
  operations, net of tax           (3,737)    3,737  (5)       --

Gain on sale of discontinued
  operations, net of tax            1,925    (1,925) (5)       --
                                    -----    ------            --

  Net loss from discontinued
   operations                      (1,812)    1,812            --

  Net earnings                   $ 23,557     2,837        26,394
                                 ========     =====        ======

Earnings (loss) per share:
  Basic
    Net earnings from
     continuing operations       $   1.97                    2.05
    Net loss from
     discontinued operations        (0.14)                   0.00
                                    -----                    ----
    Net earnings                 $   1.83                    2.05
                                 ========                    ====

  Diluted
    Net earnings from
     continuing operations       $   1.91                    1.98
    Net loss from
     discontinued operations        (0.14)                   0.00
                                    -----                    ----
    Net earnings                 $   1.77                    1.98
                                 ========                    ====

Average common shares O/S:
  Basic                            12,885                  12,885
                                   ======                  ======
  Diluted                          13,310                  13,310
                                   ======                  ======

 (1) Represents results on an adjusted basis, after removing the items described below in (2)-(4).
 (2) Represents severance charges related to the exit of the Puerto
     Rico facility.
 (3) Represents shutdown costs related to the exit of the Puerto
     Rico facility.
 (4) Represents the tax impact of items described above in (2)-(3).
 (5) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations."

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Add Thirteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended       Nine Months Ended
                               June 30,               June 30,
                               --------               --------
                          2005         2004        2005      2004
                          ----         ----        ----      ----

Net Sales-GAAP

  Filtration            $ 44.7         44.0       129.6     126.2
  Communications          31.1         37.2       100.8      99.0
  Test                    33.0         26.7        88.9      81.3
                          ----         ----        ----      ----
    Totals              $108.8        107.9       319.3     306.5
                        ======        =====       =====     =====

EBIT-GAAP basis (1)
  Filtration            $  5.9          6.4        18.0      14.1 (2)
  Communications           8.2         11.7        28.4      26.3
  Test                     3.3          2.8         8.7       8.3
  Corporate               (3.2)        (2.9)       (8.3)     (8.1)
                          ----         ----        ----      ----
    Totals              $ 14.2         18.0        46.8      40.6
                        ======         ====        ====      ====

    Note: Prior year amounts presented above exclude the operations of the MicroSep businesses, which are classified as "discontinued operations." Depreciation and amortization expense for continuing operations was $3.2 million and $3.1 million for the fiscal quarters ended June 30, 2005 and 2004, respectively, and $9.3 million and $9.0 million for the nine-month periods ended June 30, 2005 and 2004, respectively.

    (1) EBIT is defined as earnings from continuing operations before interest and taxes.
    (2) The reconciliation to Operational Revenue/EBIT for the Filtration segment is below:


                                                       YTD FY 04
                                                       ---------
                                                   Net Sales    EBIT
                                                   ---------    ----
Filtration Segment - GAAP                           $126.2      14.1
Add: Puerto Rico facility
  exit costs                                            --       1.3
                                                        --       ---
Filtration Segment -
  "Operational"                                     $126.2      15.4
                                                    ======      ====


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Add Fourteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                              (Dollars in millions)

    EBIT (1) - As Reported

                             Three Months Ended      Nine Months Ended
                                  June 30,                June 30,
                                  --------                --------
                              2005        2004        2005       2004
                              ----        ----        ----       ----

EBIT                         $14.2        18.0        46.8       41.9
Interest income                0.5         0.1         1.3        0.6
Less: Income taxes             2.3         6.9        14.8       16.1
                               ---         ---        ----       ----
Net earnings from
  continuing operations      $12.4        11.2        33.3       26.4
                             =====        ====        ====       ====


    (1) EBIT is defined as earnings from continuing operations before interest and taxes. Excludes the operations of the MicroSep businesses, which are classified as "discontinued operations" in fiscal 2004.


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Add Fifteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                          June 30,      September 30,
                                            2005             2004
                                            ----             ----

Assets
------
  Cash and cash equivalents              $ 85,765         $ 72,281
  Accounts receivable, net                 71,045           77,729
  Costs and estimated earnings
    on long-term contracts                  3,056            2,476
  Inventories                              53,881           44,287
  Current portion of deferred
    tax assets                             20,022           27,810
  Other current assets                      9,184            8,947
                                            -----            -----
    Total current assets                  242,953          233,530

  Property, plant and equipment, net       67,360           69,103
  Goodwill                                 68,884           68,949
  Deferred tax assets                       6,529           10,055
  Other assets                             23,894           20,803
                                           ------           ------
                                         $409,620         $402,440
                                         ========         ========


Liabilities and Shareholders' Equity
------------------------------------
  Short-term borrowings and current
   maturities of long-term debt          $     37              151
  Other current liabilities                61,089           68,171
                                           ------           ------
      Total current liabilities            61,126           68,322
  Deferred income                           3,288            2,738
  Other liabilities                        23,527           23,396
  Long-term debt                              360              368
  Shareholders' equity                    321,319          307,616
                                          -------          -------
                                         $409,620         $402,440
                                         ========         ========


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Add Sixteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                     Nine Months Ended
                                                       June 30, 2005
                                                       -------------
Cash flows from operating activities:
  Net earnings                                          $ 33,351
  Adjustments to reconcile net earnings to net
  cash provided by operating activities:
    Depreciation and amortization                          9,263
    Changes in operating working capital                  (3,020)
    Effect of deferred taxes                               3,526
    Other                                                 (2,689)
                                                          ------
      Net cash provided by operating activities           40,431

Cash flows from investing activities:
  Capital expenditures                                    (6,580)
                                                          ------
    Net cash used by investing activities                 (6,580)
                                                          ------

Cash flows from financing activities:
  Principal payments on long-term debt                      (122)
  Purchases of common stock into treasury                (24,928)
  Other, including exercise of stock options               4,683
                                                           -----
    Net cash used by financing activities                (20,367)
                                                         --------
  Net increase in cash and cash equivalents               13,484
  Cash and cash equivalents, beginning of period          72,281
                                                          ------
  Cash and cash equivalents, end of period              $ 85,765
                                                        ========



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Add Seventeen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Reconciliation of Free Cash Flow - June 30, 2005
                             (Dollars in thousands)


                                     Three Months    Nine Months
                                    Ended June 30,  Ended June 30,
                                         2005            2005
                                         ----            ----


Net cash provided by
  operating activities                $ 11,323          40,431

Less: Capital expenditures              (2,012)        ( 6,580)
                                        ------         - -----

Free cash flow                        $  9,311          33,851
                                      ========          ======

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Add Eighteen

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q3 FY 2005          Filtration   Comm.      Test      Total
-----------------          ----------   -----      ----      -----
  Beginning Backlog-
    3/31/05                $  92,523   101,706    59,716    253,945
  Entered Orders              39,198    37,402    29,609    106,209
  Sales                      (44,652)  (31,141)  (33,007)  (108,800)
                             -------   -------   -------   --------
  Ending Backlog-
   6/30/05                 $  87,069   107,967    56,318    251,354
                           =========   =======    ======    =======


Backlog And Entered
-------------------
Orders-YTD FY 2005         Filtration   Comm.      Test      Total
------------------         ----------   -----      ----      -----
  Beginning Backlog-
   9/30/04                 $  77,753   108,661    62,664    249,078
  Entered Orders             138,947   100,065    82,599    321,611
  Sales                     (129,631) (100,759)  (88,945)  (319,335)
                            --------  --------   -------   --------
  Ending Backlog-
   6/30/05                 $  87,069   107,967    56,318    251,354
                           =========   =======    ======    =======



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